CONTACT:	Michal D. Cann - President & CEO Rick A. Shields - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY DECLARES QUARTERLY CASH DIVIDEND

OAK HARBOR, WA – August 1, 2005 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors has declared a cash dividend of $0.055 per common share to shareholders of record on August 12, 2005, and payable on August 29, 2005.

The Company recently announced record profits for the second quarter of 2005. Earnings per diluted share were $0.31 for the quarter ended June 30, 2005, compared to $0.17 in the second quarter last year. For the six-month period ended June 30, 2005, diluted earnings per share were $0.58, compared with $0.31 per diluted share in the same period last year.

Washington Banking Company has consistently paid a cash dividend each quarter since its initial public offering in 1998. Shareholders also received a four-for-three common stock split in May 2005, and per share data has been adjusted to reflect the split.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, the capability to continue to pay cash and stock dividends, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) unexpected changes in interest rates and their impact on net interest margin; (3) competitive pressure among financial institutions; (4) legislation or regulatory requirement; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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NOTE: Transmitted on Business Wire at 6:30 am PDT, August 1, 2005.